Exhibit 99.1

New River Pharmaceuticals to Be Acquired by Shire plc for $64 per Share

RADFORD, Va., Feb. 20 /PRNewswire-FirstCall/ — New River Pharmaceuticals Inc. (Nasdaq: NRPH—News) announced today that it has signed a definitive agreement with Shire plc (LSE: SHP, Nasdaq: SHPGY, TSX: SHQ) under which Shire has agreed to acquire New River. Shire will pay $64.00 in cash for each share of NRPH common stock, or approximately $2.6 billion for the fully diluted equity interest of New River. The per share acquisition price represents a 14.4 % premium to New River’s most recent four-week average closing price per share of $55.92.

The acquisition will be effected by means of a cash tender offer by a wholly owned subsidiary of Shire for all outstanding shares of New River, followed by a merger in which each remaining untendered share of New River would be converted into the same $64.00 cash per share price paid in the tender offer.

“We are delighted to be entering into this transaction with Shire, which will assume full responsibility for the commercialization of Vyvanse(TM), as well as the development of our other pipeline compounds,” said Randal J. Kirk, New River’s founder, chairman and chief executive officer.

The transaction has been unanimously approved by both companies’ boards of directors. New River and Shire expect the tender offer to be commenced by March 2, 2007, and to close early in the second quarter. Consummation of the tender offer is subject to approval of the transaction by Shire’s shareholders, as well as the satisfaction of certain customary conditions, including the tender of a majority of the outstanding New River shares on a fully diluted basis and the expiration or earlier termination of the Hart-Scott-Rodino waiting period. Mr. Kirk has agreed to tender all shares of New River beneficially owned by him, representing approximately 50.2% of the currently outstanding shares.

Mr. Kirk commented, “We are proud of the accomplishments of the New River team over the course of the past ten years, and have confidence in Shire’s commitment and ability to optimize the therapeutic and commercial potential of the New River portfolio. Shire has a proven track record of success in developing and commercializing products, as evidenced by the success of the Adderall XR® franchise.”

Bear, Stearns & Co. Inc. and Merrill Lynch & Co. served as financial advisors to New River in connection with the transaction. Each rendered an opinion as to the fairness of the transaction price to New River’s shareholders.

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell New River common stock. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer described in this report when they become available because they will contain important information. The tender offer statement will be filed by a subsidiary of Shire with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by New River with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Shire or New River with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Shire at Hampshire International Business Park, Chineham, Basingtoke, Hampshire, England RG24 8EP, attention: Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to New River at 1881 Grove Avenue, Radford, Virginia 24141, attention: Director of Corporate Communications.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at http://www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. A number of important factors could cause actual events to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to, the timing and completion of an all cash tender offer for the outstanding shares of New River Pharmaceuticals Inc., the ability to complete the tender offer and subsequent merger on the terms contemplated, the anticipated impact of the acquisition on New River Pharmaceuticals Inc.’s operations and financial results, and other “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those in New River Pharmaceutical Inc.’s Annual Report on Form 10-K filed with the SEC on March 15, 2006 and other filings with the SEC, which investors are urged to carefully review and consider. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

The Ruth Group

John Quirk (investors)

646-536-7029

jquirk@theruthgroup.com

Zack Kubow (media)

646-536-7020

zkubow@theruthgroup.com

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